JOHN HANCOCK FUNDS III
AMENDMENT TO SUBADVISORY AGREEMENT
     AMENDMENT made this 1st day of June 2010 to the Subadvisory Agreement dated September 9, 2008, as amended October 1, 2009 (the “Agreement”), between John Hancock Investment Management Services, LLC, a Delaware limited liability company (the “Adviser”), and Robeco Investment Management, Inc., a Delaware corporation (the “Subadviser”). In consideration of the mutual covenants contained herein, the parties agree as follows:
1. CHANGE IN APPENDIX A
     Appendix A of the Agreement, which relates to Section 3 of the Agreement, “Compensation of Subadviser,” is hereby amended and restated to add the following series of the Trust, as shown in Appendix A hereto:
John Hancock Disciplined Value Mid Cap Fund
2. EFFECTIVE DATE
     This Amendment shall become effective as of the date first mentioned above.
3. DEFINED TERMS
     Unless otherwise defined herein, capitalized terms used herein have the meanings specified in or pursuant to the Agreement.
4. OTHER TERMS OF THE AGREEMENT
     Except as specifically amended hereby, all of the terms and conditions of the Agreement shall continue to be in full force and effect and shall be binding upon the parties in accordance with their respective terms.

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed under seal by their duly authorized officers as of the date first mentioned above.

JOHN HANCOCK INVESTMENT MANAGEMENT SERVICES, LLC
By:	/s/ Bruce Speca
Bruce Speca
Executive Vice President and Chief Investment Officer

ROBECO INVESTMENT MANAGEMENT, INC.
By:	/s/ William G. Butterly, III
	Name:	William G. Butterly, III
	Title:	Chief Operating Officer Senior Managing Director

By:	/s/ Matthew J. Davis
	Name:	Mathew J. Davis
	Title:	Chief Financial Officer Senior Managing Director

APPENDIX A
John Hancock Disciplined Value Fund
The Subadviser shall serve as investment subadviser for John Hancock Disciplined Value Fund. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Fund, the fee computed separately for the Fund at an annual rate as follows:

	First	Next	Next	Next	Excess over
	$500 million	$500 million	$500 million	$1 billion	$2.5 billion
Fund	of Net Assets*	of Net Assets*	of Net Assets*	of Net Assets*	of Net Assets*
John Hancock Disciplined Value Fund

*	The term Aggregate Net Assets includes the net assets of the Fund. It also includes with respect to the Fund the net assets of one or more other funds as indicated below, but in each case only for the period during which the Subadviser also serves as the subadviser for the other fund(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Fund are determined as of the close of business on the previous business day of the Trust, and the net assets of each other fund are determined as of the close of business on the previous business day of each such other fund.

Fund(s)		Other Fund(s)
John Hancock Disciplined Value Fund	—	None
The Subadviser Fee for the Fund shall be based on the applicable annual fee rate for the Fund, which for each day shall be equal to: (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets; divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

A-1

John Hancock Disciplined Value Mid Cap Fund
The Subadviser shall serve as investment subadviser for John Hancock Disciplined Value Mid Cap Fund. The Adviser will pay the Subadviser, as full compensation for all services provided under this Agreement with respect to the Fund, the fee computed separately for the Fund at an annual rate as follows:

	First	Next	Next	Next	Excess over
	$500 million	$500 million	$500 million	$1 billion	$2.5 billion
Fund	of Net Assets*	of Net Assets*	of Net Assets*	of Net Assets*	of Net Assets*
John Hancock Disciplined Value Mid Cap Fund

*	The term Aggregate Net Assets includes the net assets of the Fund. It also includes with respect to the Fund the net assets of one or more other funds as indicated below, but in each case only for the period during which the Subadviser also serves as the subadviser for the other fund(s). For purposes of determining Aggregate Net Assets and calculating the Subadviser Fee, the net assets of the Fund are determined as of the close of business on the previous business day of the Trust, and the net assets of each other fund are determined as of the close of business on the previous business day of that fund.

Fund(s)		Other Fund(s)
John Hancock Disciplined Value Mid Cap Fund	—	None
The Subadviser Fee for the Fund shall be based on the applicable annual fee rate for the Fund, which for each day shall be equal to: (i) the sum of the amounts determined by applying the annual percentage rates in the table to the applicable portions of Aggregate Net Assets; divided by (ii) Aggregate Net Assets (the “Applicable Annual Fee Rate”). The Subadviser Fee for the Fund shall be accrued for each calendar day, and the sum of the daily fee accruals shall be paid monthly to the Subadviser within 30 calendar days of the end of each month. The daily fee accruals will be computed by multiplying the fraction of one over the number of calendar days in the year by the Applicable Annual Fee Rate, and multiplying this product by the net assets of the Fund. The Adviser shall provide the Subadviser with such information as the Subadviser may reasonably request supporting the calculation of the fees paid to it hereunder. Fees shall be paid either by wire transfer or check, as directed by Subadviser.

A-2